SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): March 11, 1996



                              BETZ LABORATORIES, INC.
             ______________________________________________________
             (Exact name of registrant as specified in its charter)




  Pennsylvania                  0-2085                 23-1503731
  ------------                  ------                 ----------
(State or other              (Commission            (I.R.S. Employer
jurisdiction of              File Number)          Identification No.)
incorporation
or organization)



4636 Somerton Road, Trevose, PA                                      19053
---------------------------------------                           -----------
(Address of principal executive offices)                           (Zip Code)



       Registrant's telephone number, including area code: (215) 355-3300

                           Item 5. Other Information

        The Registrant made the following Press Release announcing the acquisition of the Dearborn business unit of W.R. Grace & Co.:

        TREVOSE, PA., USA, MARCH 11, 1996 - On March 11, 1996, Betz Laboratories, Inc. (NYSE:BTL), a leading international supplier of specialty chemical treatments for industrial water and process systems, announced that it has signed a definitive agreement to acquire the Dearborn business unit of W.R. Grace & Co. (NYSE: GRA) for $632 million. The transaction, which was approved by the boards of directors of Betz and Grace, is expected to close in this year's second quarter, subject to customary regulatory approval. The combined companies will have sales of approximately $1.2 billion.

        In announcing the agreement, William R. Cook, Betz president and chief executive officer, commented: "Dearborn represents a unique opportunity to capture value for Betz's shareholders -- one that allows us to serve our customers better and puts us in a strong position for accelerated worldwide growth."

        Dearborn is a global supplier of industrial water and process treatment chemicals, with 1995 sales of approximately $400 million. It has major operations and facilities in North America, Europe and Latin America. The company operates in more than 50 countries with more than 70 percent of sales coming from markets outside the United States. With over 2,500 employees worldwide, Dearborn has 12 manufacturing plants and six major research centers in the U.S. and abroad.

        "We are very impressed with the long-term potential that Dearborn provides us," said Cook. "We believe the rapid integration of our two businesses along with $40-$50 million in expected cost reductions that will help ensure this acquisition is accretive within 18 months, will provide Betz with a solid foundation for future profitable growth. This, in turn, will benefit the employees of our combined organizations and the customers we serve worldwide."

        "This transaction will benefit our shareholders, and equally important, customers and employees," said Albert J. Costello, chairman, president, and chief executive officer of Grace. "Betz brings to the table not only a fair price for the business, but also a fine reputation for service and management. The combined resources of these two technology leaders will result in a new, stronger organization, well positioned to lead in today's more competitive and global market."

        Dearborn's strength in Latin America and key European markets meshes well with Betz's existing operations in Europe and Asia. In 1995, Betz's non-U.S. operations accounted for only 28 percent of annual revenues, while Dearborn's non-U.S. operations accounted for 70 percent of their sales. Combined, non-U.S. operations will now account for approximately 45 percent of revenue.

        "Dearborn represents an extraordinary strategic and operational fit for Betz, substantially strengthening our presence in key market segments and regions of the world where we see excellent opportunity for growth," Cook commented. "This acquisition will immediately balance our U.S. and non-U.S. operations with a strengthened presence in Europe and Latin America. Customers of both companies will benefit by having access to the widest selection of advanced treatment technologies and services in the industry. The combined organizations will enhance our ability to provide better service with even greater efficiency."

        J.P. Morgan has advised Betz in the transaction.

        Betz Laboratories, Inc., headquartered in Trevose, Pennsylvania, produces and markets a wide range of engineered programs and specialty chemical products for water and process systems. The Company's services are utilized in a variety of industrial and commercial applications, with particular emphasis on the chemical, petroleum refining, paper, automotive, power and steel industries.

                                   SIGNATURES



        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

  Date: March 15, 1996              BETZ LABORATORIES, INC.
                                            (Registrant)




                                    By: _____________________________________
                                        William R. Cook
                                        President and Chief Executive Officer